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                                                                     EXHIBIT 4.6



         SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of February 15, 2000, by and among Source Media, Inc., a Delaware corporation (the "Company"), the Subsidiary Guarantors, and U.S. Trust Company of Texas, N.A., a banking corporation organized and existing under the laws of the State of Texas, in its capacity as Trustee under the Indenture referred to below (in such capacity, the "Trustee") and in its capacity as Escrow Agent pursuant to the Escrow and Disbursement Agreement referred to below (in such capacity, the "Escrow Agent") and in its capacity as Collateral Agent pursuant to the Security Agreements referred to below (in such capacity, the "Collateral Agent").


                                    RECITALS:


         WHEREAS, on October 30, 1997 the Company issued its 12% Senior Secured Notes Due 2004 in the aggregate principal amount of $100,000,000 pursuant to an Indenture, dated as of October 30, 1997, between the Company and the Trustee (the "Original Indenture");

         WHEREAS, the Original Indenture was amended and supplemented by a First Supplemental Indenture dated as of November 1, 1999 (the Original Indenture, as so amended and supplemented, is herein called the "Indenture");

         WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities (the "Majority Holders");

         WHEREAS, Section 9.02(b) of the Indenture provides that upon the request of the Company and the Subsidiary Guarantors accompanied by Board Resolutions of their respective Boards of Directors authorizing the execution of a supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Majority Holders, and upon receipt by the Trustee of the documents described in Section 7.02 and Section
9.06 of the Indenture, the Trustee shall join with the Company and Subsidiary Guarantors in the execution of a supplemental indenture;

         WHEREAS, in connection with the Indenture the Company, SMI Holdings, Inc., IT Network, Inc., Cableshare (U.S.) Limited and Interactive Channel, Inc. entered into a Security Agreement (the "Company Security Agreement"), Interactive Channel Technologies Inc. entered into a Security Agreement (the "ICTI Security Agreement") and 1229501 Ontario Inc. entered into a Security Agreement (the "1229501 Security Agreement," and collectively, with the Company Security Agreement and the ICTI Security Agreement, the "Security Agreements"), each dated as of October 30, 1997 in favor of the Trustee in its capacity as collateral agent for the ratable benefit of the Holders;

         WHEREAS, in connection with the Indenture the Company entered into an Escrow and Disbursement Agreement dated October 30, 1997 with U.S. Trust Company of Texas, N.A. in its capacity as Trustee and as Escrow Agent;



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         WHEREAS, on January 12, 2000, the Company entered into a Merger
Agreement (the "Merger Agreement") with Liberate Technologies, a Delaware corporation ("Liberate"), Liberate Acquisition Co., a wholly-owned subsidiary of Liberate ("Liberate Acquisition"), SourceSuite LLC, SourceSuite Acquisition LLC, Insight Interactive, LLC and Insight Communications Company, Inc. pursuant to which Liberate Acquisition will merge with and into SourceSuite LLC (the "Merger"), and the ownership interests of the Company in SourceSuite LLC will be converted into the right to receive (a) cash in an amount equal to one-half of SourceSuite LLC's cash and cash equivalents at the time of the Merger and (b)
(i) 886,000 shares of common stock of Liberate, or (ii) 757,072 shares of common stock of Liberate plus $15 million in cash of Liberate;

         WHEREAS, the Company has obtained the valid and unrevoked written consents of the Majority Holders to amend and supplement the Indenture and the related Company Security Agreement; and

         WHEREAS, all acts and proceedings required by law and under the Indenture to constitute this Second Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized by the Company;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities:

         1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture, and the rules of construction set forth in the Indenture shall likewise govern this Second Supplemental Indenture.

         2. AMENDMENT OF SECTION 1.01. (a) Each of the following current terms contained in Section 1.01 of the Indenture is amended and restated in its entirety as follows:

            "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, (iii) a disposition of obsolete or worn out equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $1 million, (v) transactions permitted under
         Section 5.01, (vi) Permitted Investments pursuant to clauses (xiii),
         (xiv), (xv) and (xvi) of the definition thereof, and (vii) the sale, transfer, exchange or other disposition of any Liberate Shares so long as the proceeds are used in the business of the Company. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance



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         with Section 4.07 shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio.

            "NewCo" means SourceSuite LLC, a Delaware limited liability company, and its successors and assigns.

            "Permitted Investments" means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company (other than Interactive Channel Technologies, Inc., 997758 Ontario, Inc., Cableshare (U.S.) Limited, Cableshare International Inc. and 1229501 Ontario Inc.); provided, however, (A) that the primary business of such Wholly-Owned Subsidiary is a Permitted Business and
         (B) in the case of Investments by the Company or any of its Restricted Subsidiaries in Interactive Channel, Inc., in an amount not to exceed the amount set forth in clause (b) of Section 4.07; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company, provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $250,000; (vii) loans or advances to senior management of the Company which loans or advances are fully secured on the date of such loans or advances by shares of Common Stock of the Company owned by such senior management in an aggregate amount outstanding not to exceed $750,000; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (ix) a Person engaged in a Permitted Business or a loan or advance to the Company the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (ix) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (ix), exceed $3 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (ix), or any release or other cancellation of any Guarantee constituting such Permitted Investment);
         (x) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under Section 4.10;
         (xi) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; (xii) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; (xiii) the transfer, assignment, conveyance or licensing of the Source I/C Assets to NewCo as contemplated by the Contribution Agreement; (xiv) the making of capital contributions by the Company to NewCo pursuant to the Operating Agreement in an amount not to exceed, in the aggregate, the sum of $10 million plus the net cash proceeds of one or more Equity Offerings by the Company to the extent the




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         intended use of proceeds is for the making of such capital contribution to NewCo; (xv) the transfer, exchange or other disposition by the Company of its ownership interests in NewCo for the Merger
         Consideration as contemplated by the Merger Agreement and (xvi) the making of capital contributions by the Company to SourceSuite Acquisition pursuant to the SourceSuite Acquisition Operating Agreement in an amount not to exceed, in the aggregate, the sum of $20 million, as well as such contribution to SourceSuite Acquisition in respect of the net cash proceeds of one or more equity offerings by the Company to the extent the intended use of proceeds, as set forth in the offering documents, is for the making of such capital contribution to SourceSuite Acquisition.

            (b) Section 1.01 of the Indenture is amended by adding the following new defined terms therein in their applicable alphabetical order:

            "Liberate" means Liberate Technologies, a Delaware corporation.

            "Liberate Acquisition" means Liberate Acquisition LLC, a Delaware limited liability company, and its successors and assigns.

            "Liberate Shares" means the shares of common stock of Liberate to be received by the Company pursuant to the Merger Agreement.

            "Merger" means the merger of Liberate Acquisition into NewCo contemplated by the Merger Agreement.

            "Merger Agreement" means the Merger Agreement and Plan of Reorganization dated as of January 12, 2000 by and among Liberate, Liberate Acquisition, NewCo, SourceSuite Acquisition, the Company, Insight and Insight Communications.

            "Merger Consideration" means (a) either (i) 886,000 Liberate Shares or (ii) 757,072 Liberate Shares plus $15 million in cash, and (b) cash in an amount equal to one-half of the cash and cash equivalents of NewCo at the time of the Merger less any taxes payable by NewCo on the sale of the Retained Business to SourceSuite Acquisition.

            "Retained Business" means the Interactive Channel business of NewCo including its server-side interactive programming guide and related content business but excluding assets and properties used in its VirtualModem business.

            "SourceSuite Acquisition" means SourceSuite Acquisition LLC, a Delaware limited liability company, and its successors and assigns.

            "SourceSuite Acquisition Operating Agreement" means the limited liability company operating agreement of SourceSuite Acquisition, to be entered into by and between the Company and Insight as of the closing date of the Merger, as the same may be amended or modified from time to time in accordance with the terms thereof.

         3. AMENDMENT OF SECTION 4.11. Section 4.11 of the Indenture is amended and restated in its entirety as follows:




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            (a) The Company will not, and will not permit any of its Restricted
         Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, the terms of such transaction have been approved by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this clause (iii) shall not apply to (x) any transaction between or among the Company and its Restricted Subsidiaries, on the one hand, and NewCo and its Affiliates, on the other hand, (y) any transaction between or among the Company and its Restricted Subsidiaries, on the one hand, and SourceSuite Acquisition and its Affiliates, on the other hand and (z) the sale, exchange or other disposition of any Liberate Shares so long as the proceeds are used in the business of the Company.

            (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to Section 4.07, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $250,000 at any time, (iv) loans or advances to senior management of the Company which loans and advances are fully secured on the date of such loans or advances by shares of Common Stock of the Company owned by such senior management, in an aggregate amount outstanding not to exceed $750,000, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Offering Memorandum or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of Capital Stock of the Company (other than Disqualified Stock), (ix) Permitted Investments pursuant to clauses (xiii), (xiv), (xv) and (xvi) of the definition thereof and (x) any transaction or arrangement entered into pursuant to the Contribution Agreement or the Purchase Agreement.




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         4. RELEASE OF COLLATERAL. In accordance with the preceding amendments to be made to the Indenture , concurrently with the effectiveness of the Merger, the Trustee releases any and all liens upon and security interests in the Collateral (as defined in the Company Security Agreement) to the extent such Collateral consists of Membership Units of NewCo. Upon the request of the Company, and at the Company's expense, the Trustee will execute and deliver such lien releases and/or termination statements and documents as may be necessary to effectively terminate any and all of such liens and/or security interests on any public record.

         5. ADDITIONAL COLLATERAL. In addition to the Collateral set forth in the Company Security Agreement, concurrently with the effectiveness of the Merger, the Company grants to the Trustee, in its capacity as Collateral Agent under the Company Security Agreement and subject to the terms and conditions of the Company Security Agreement, a security interest for the benefit of the Holders (as defined in the Company Security Agreement) in the Company's right, title and interest in the ownership interests of SourceSuite Acquisition and in the Liberate Shares.

         6. EFFECTIVENESS. This Second Supplemental Indenture will become a valid and binding obligation of the parties hereto upon execution but the amendments and supplements to the Indenture effected hereby shall become operative and effective only concurrently with the effectiveness of the Merger. If the Merger is not effected by April 15, 2000 or such later date as is agreed to by the parties to the Merger Agreement, this Second Supplemental Indenture shall be null and void. Concurrently with such effectiveness, all references to the Indenture shall, unless specifically referring to the Indenture as originally executed, be deemed to be references to the Indenture as amended and supplemented by this Second Supplemental Indenture. The Indenture, the Security Agreements and the Escrow Agreement, as amended and supplemented by this Second Supplemental Indenture, are in all respects hereby ratified and confirmed.

         7. RECITALS. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity of this Second Supplemental Indenture.

         8. SUCCESSORS AND ASSIGNS. This Second Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as amended herein, the terms, provisions and covenants of the Indenture shall remain in full force and effect and continue to govern the parties thereto.

         9. COUNTERPARTS. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

         10. GOVERNING LAW. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                        [Remainder of page intentionally
                         left blank; signatures follow]




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         IN WITNESS WHEREOF, the parties have caused this Second Supplemental
Indenture to be duly executed, all as of the date first above written.


                                      COMPANY:


                                      SOURCE MEDIA, INC.


                                      By: /s/ Stephen W. Palley
                                         --------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer and President


                                      SUBSIDIARY GUARANTORS:


                                      SMI HOLDINGS, INC.


                                      By: /s/ Stephen W. Palley
                                         --------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer and President


                                      IT NETWORK, INC.


                                      By: /s/ Stephen W. Palley
                                         --------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer


                                      INTERACTIVE CHANNEL, INC.


                                      By: /s/ Stephen W. Palley
                                         --------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer

                                      INTERACTIVE CHANNEL TECHNOLOGIES INC.

                                      By: /s/ Stephen W. Palley
                                         --------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer




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                                      1229501 ONTARIO, INC.


                                      By: /s/ Stephen W. Palley
                                         ------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer and President


                                      997758 ONTARIO, INC.


                                      By: /s/ Stephen W. Palley
                                         ------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer and President


                                      CABLESHARE (U.S.) LIMITED


                                      By: /s/ Stephen W. Palley
                                         ------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer and President


                                      CABLE SHARE INTERNATIONAL INC.


                                      By: /s/ Stephen W. Palley
                                         ------------------------------------
                                         Stephen W. Palley
                                         Chief Executive Officer and President


                                      CABLESHARE B.V.


                                      By: /s/ Brad Unsworth
                                         ------------------------------------
                                         Brad Unsworth
                                         Managing Director



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                                      TRUSTEE:


                                      U.S. TRUST COMPANY OF TEXAS, N.A.,
                                      AS TRUSTEE


                                      By: /s/ Bill Barber
                                         ------------------------------------
                                         Name: Bill Barber
                                         Title: Vice President


                                      COLLATERAL AGENT:


                                      U.S. TRUST COMPANY OF TEXAS, N.A.,
                                      AS COLLATERAL AGENT


                                      By: /s/ Bill Barber
                                         ------------------------------------
                                         Name: Bill Barber
                                         Title: Vice President


                                      ESCROW AGENT:


                                      U.S. TRUST COMPANY OF TEXAS, N.A.,
                                      AS ESCROW AGENT


                                      By: /s/ Bill Barber
                                         ------------------------------------
                                         Name: Bill Barber
                                         Title: Vice President




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